Exhibit 10.1

DESCRIPTION OF DIRECTORS AND
NAMED EXECUTIVE OFFICERS COMPENSATION

In accordance with the “Frequently Asked Questions” bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission on November 23, 2004 on the Securities and Exchange Commission’s website, we are disclosing the following information that the Securities and Exchange Commission may deem to be material definitive agreements with our directors and executive officers.

Bancorp does not compensate its directors. Each director of Bancorp is also a director of the Bank. Meetings of the directors of Bancorp are held immediately before or after meetings of the directors of the Bank. In 2005, directors of the Bank received $2,000 per meeting of the Board of Directors attended in 2005. Additionally, each non-employee member of a committee of the Board of Directors of the Bank received a fee of $750 per committee meeting. A total of $168,153 in the year ended December 31, 2005 was paid as directors’ fees and committee fees for the Bank

We have not entered into employment agreements with any of the executive officers, who are employed on an at-will basis. In 2006, the Bank’s executive officers will earn the annual base salaries set forth opposite their names below and will be entitled to a bonus, if any, as determined by the Compensation Committee:

Name	Title	2006 Salary
Alan J. Hyatt	President and Chief Executive Officer	$265,000
Melvin E. Meekins, Jr.	Executive Vice President	$315,000
S. Scott Kirkley	Senior Vice President, Secretary and Treasurer	$225,000
Thomas G. Bevivino	Chief Financial Officer	$159,000

The executive officers are entitled to participate in the Bank’s 401(k) Plan and in an Employee Stock Ownership Plan. The Bank makes a matching contribution of 50% of each executive officer’s 401(k) Plan contribution up to 6% of such executive officer’s salary, and an additional non-matching contribution at the discretion of the Board of Directors.